Exhibit 99.1

PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE
August 5, 2004

Landmark Bancorp, Inc. Announces Results for the Six Months and the Quarter Ended June 30, 2004 and Approves a Cash Dividend

(Manhattan, KS, August 5, 2004) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the six months ended June 30, 2004 of $0.96 versus $1.19 for the six months ended June 30, 2003, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for the six months ended June 30, 2004 were $2.0 million compared to net earnings of $2.5 million for the six months ended June 30, 2003.  Diluted earnings per share for the quarter ended June 30, 2004 were $0.51 versus $0.57 for the quarter ended June 30, 2003.  Net earnings for the quarter ended June 30, 2004 were $1.1 million, a decrease of $141,000 compared to the quarter ended June 30, 2003. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of August 4, 2004, payable August 16, 2004.

Alexander commented, “Although our 2004 net earnings are down from the record levels in 2003, we continue to be very optimistic about our opportunities as we look forward to the remainder of 2004.  Recent positive economic news and evidence of sustained growth has already begun laying the groundwork for increased demand for commercial loans and an increase in interest rates.  Mortgage prepayments have slowed which, combined with the increased commercial loan activity we are witnessing, should allow us to experience loan portfolio growth in the upcoming months.  Additionally, our acquisition of First Kansas Financial Corporation, which closed on April 1, 2004, introduces us to new markets and opportunities for additional revenue enhancements and cost savings.  We completed the assimilation of our data processing systems during late June, which enables us to offer additional services to our new markets along with achieving operational efficiencies.  We are particularly excited about our commercial lending prospects in these markets.  We have hired two seasoned loan officers from the area which should allow us to begin experiencing significant loan growth in those markets in the very near future.  All of these factors will help combat the interest margin pressures we are experiencing due to the extremely low-interest rate environment that the industry has been facing for an extended period of time.  We believe we are well positioned to take advantage of an increase in interest rates that should occur in a prolonged economic recovery.”

The decrease in net earnings for the second quarter of 2004 resulted primarily from reduced gains on sale of loans and increased non-interest expense in comparison to the prior year.  Net interest income for the second quarter of 2004 increased $573,000 to $3.4 million compared to the second quarter of 2003, an increase of 20.1%.  This increase was due primarily to the higher level of earning assets obtained in the acquisition of First Kansas Financial Corporation, in spite of a reduction in the net interest margin to 3.08% for the second quarter of 2004 from 3.84% for the second quarter of 2003.  Refinancings and paydowns in the residential mortgage portfolio have exceeded commercial loan growth over the past year, resulting in the excess liquidity being invested into lower yielding investment securities.  Total non-interest income increased approximately $49,000, or 4.0%, for the quarter ended June 30, 2004, as compared to the quarter ended June 30, 2003.  The decrease of $269,000 in gains on sale of loans was offset by an increase of $261,000 in fees and service charges.  Total non-interest expense for the second quarter of 2004 increased approximately $711,000 compared to the second quarter of 2003, resulting primarily from increases associated with the acquisition of First Kansas in compensation and benefits, occupancy and equipment, and data processing.

The decrease in net earnings for the six months ended June 30, 2004 resulted primarily from reduced gains on sale of loans and increased non-interest income in comparison to the prior year.  Net interest income for the first six months of 2004 increased $252,000 compared to the first six months of 2003, an increase of 4.2%.  This increase was due primarily to the acquisition of First Kansas Financial Corporation, in spite of a reduction in the net interest margin to 3.26% for the first six months of 2004 from 3.70% for the first six months of 2003.  Total non-interest income decreased approximately $345,000, or 13.4%, compared to the six months ended June 30, 2003.  This decrease was due to a $669,000 decrease in gains on sale of loans, which was partially offset by increased fees and service charges of $182,000 and an increase of $104,000 in gains on sale of holding company equity investments.  Total non-interest expense for the first six months of 2004 increased approximately $615,000 compared to the first six months of 2003, resulting primarily from increases in compensation and benefits, occupancy and equipment and data processing.  These increased expenses were primarily associated with the acquisition of First Kansas.

Landmark Bancorp’s total assets increased to $447.8 million at June 30, 2004, compared to $334.0 million at December 31, 2003.  Net loans receivable were $289.3 million at June 30, 2004, compared to $215.0 million at December 31, 2003.  The increase in net loans is related to the acquisition of First Kansas as internal growth experienced in commercial loans was offset by a similar decline in mortgage loans attributable to refinance activity.  At June 30, 2004, the allowance for loan losses was $2.8 million, or 1.0% of net loans, compared to $2.3 million, or 1.1% of net loans at December 31, 2003.  As of June 30, 2004, $1.7 million in loans were on non-accrual status, or 0.59% of net loans, compared to a balance of $1.2 million in loans on non-accrual status, or 0.56% of net loans, as of December 31, 2003.  Additionally, non-performing assets as a percentage of total assets increased from 0.45% as of December 31, 2003 to 0.58% as of June 30, 2004.  Residential home loans comprised 86.5% of the $1.7 million non-accrual balance at June 30, 2004.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the operating results presented for the six months ended June 30, 2004 include First Kansas Financial Corporation beginning April 1, 2004.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Beloit, Dodge City (2), Fort Scott, Garden City, Great Bend, Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Phillipsburg, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At June 30, 2004	At December 31, 2003
ASSETS
Cash and cash equivalents	$13,936,660	$7,708,115
Investment securities available for sale	151,213,921	99,746,365
Loans receivable, net (1)	289,337,959	215,030,396
Premises and equipment, net	5,353,241	3,631,102
Goodwill	8,118,166	1,971,178
Other intangible assets, net	1,576,168	959,532
Other assets	8,245,335	4,999,601

TOTAL ASSETS	$477,781,450	$334,046,289

LIABILITIES

Deposits	$337,453,225	$253,108,220
Other borrowings	94,587,382	33,755,104
Other liabilities	3,356,836	4,610,862

Total liabilities	435,397,443	291,474,186

Stockholders’ equity	42,384,007	42,572,103

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$477,781,450	$334,046,289

(1)   Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,830,002 and $2,315,870 at June 30, 2004 and December 31, 2003, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2004	2003	2004	2003
Interest income:
Loans	$7,358,144	$7,475,065	$4,130,635	$3,655,231
Investment securities	2,016,263	1,448,463	1,204,938	642,076
Other	19,101	23,235	10,769	14,291
Total interest income	9,393,508	8,946,763	5,346,342	4,311,598

Interest expense:
Deposits	1,968,569	2,407,925	1,035,768	1,159,028
Borrowed funds	1,229,669	595,543	880,225	295,022
Total interest expense	3,198,238	3,003,468	1,915,993	1,454,050

Net interest income	6,195,270	5,943,295	3,430,349	2,857,548
Provision for loan losses	180,000	120,000	120,000	60,000
Net interest income after provision for loan losses	6,015,270	5,823,295	3,310,349	2,797,548

Non-interest income:
Fees and service charges	1,464,157	1,282,652	931,422	670,655
Gains on sale of loans	458,030	1,126,797	223,145	492,290
Gains on sale of investments	129,790	25,682	32,103	—
Other	189,016	151,153	107,515	82,111
Total non-interest income	2,240,993	2,586,284	1,294,185	1,245,056

Non-interest expense:
Compensation and benefits	2,732,878	2,422,941	1,515,074	1,209,841
Occupancy and equipment	743,668	624,924	424,622	312,547
Amortization	183,366	223,110	108,219	111,791
Professional fees	160,916	188,283	82,222	65,504
Data processing	209,365	163,248	130,500	83,169
Other	1,227,888	1,020,684	740,123	507,148
Total non-interest expense	5,258,081	4,643,190	3,000,760	2,290,000

Income tax expense	974,634	1,227,450	528,987	537,198

Net earnings	$2,023,548	$2,538,939	$1,074,787	$1,215,406

Net earnings per share (2)
Basic	$0.97	$1.21	$0.52	$0.58
Diluted	0.96	1.19	0.51	0.57

Book value per share (2)	$20.40	$20.08	$20.40	$20.08

Shares outstanding at end of period	2,077,754	2,095,221	2,077,754	2,095,221

Weighted average diluted common and common equivalent shares outstanding	2,100,976	2,125,365	2,093,713	2,114,108

(2)   Net earnings per share and book value per share at or for the period ended June 30, 2003 have been adjusted to give effect to the 5% stock dividend paid during December 2003.

OTHER DATA (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2004	2003	2004	2003

Return on average assets (3)	1.00%	1.55%	0.90%	1.49%
Return on average equity (3)	9.55%	12.26%	10.11%	11.62%
Equity to total assets	8.87%	12.84%	8.87%	12.84%

(3)   Information for the three months ended is annualized.